                                                                    EXHIBIT 10.1


THIS DOCUMENT PERTAINS TO THE SETTLEMENT OF AN EXISTING CONTROVERSY AND IS INTENDED TO QUALIFY FOR ALL EVIDENTIARY AND OTHER PRIVILEGES APPLICABLE TO SETTLEMENT DISCUSSIONS. IT IS BEING TRANSMITTED IN THAT CONTEXT.

                                                   SEPARATION AGREEMENT, dated
                                    as of December 11, 2002 (this "Agreement"), between LA PETITE ACADEMY, INC., a
                                    Delaware corporation (the "Company"), LPA
                                    HOLDING CORP., a Delaware corporation ("LPA
                                    Holding" and, together with the Company, the "LPA Entities") and JUDITH A. ROGALA (the "Executive").

                  WHEREAS, the Company, LPA Holding and Executive are parties to an Employment Agreement dated as of January 28, 2000 and effective as of January 1, 2000, as amended by the Consent, Waiver and Amendment dated as of August 26, 2002 (as amended, the "Employment Agreement").

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.       RESIGNATION; WAIVER; CONSIDERATION.

         1.1 Effectiveness. This Agreement shall be effective immediately except that, subject to Section 4.3 hereof, Sections 1.4, Section 2 and Section 3 of this Agreement shall be effective commencing on the eighth day after Executive executes and delivers this Agreement (the "Effective Date").

         1.2 Termination of Employment Agreement. The Employment Agreement is hereby terminated and null and void. Notwithstanding such termination, Sections 7, 8, 10, 11, 12, 15, 16, 17, and 18 of the Employment Agreement (the "Surviving Sections") shall survive such termination and shall continue in full force and effect, enforceable in accordance with their terms, except that,
Section 12(b) of the Employment Agreement is hereby amended by replacing the phrase, "for a period of one year commencing on executive's date of termination for any reason" where it appears in such section with the phrase, "for a period commencing on the date hereof and ending on December 31, 2007". Executive hereby waives any and all rights and benefits she may be entitled to under the Employment Agreement or any other rights she may have to receive any payments, compensation or benefits or to serve as a director, officer or employee of the Company or any of its affiliates under any agreement, policy or arrangement (it being understood that Executive will be entitled to continue to participate in the Company's health benefit plans from the date hereof until December 31,
2002). Notwithstanding the foregoing, except as set forth in Section 3.3 hereof, the Company shall indemnify Executive for actions taken by her as an officer and/or director of the LPA Entities or their subsidiaries to the extent set forth in the certificate of incorporation and by-laws of such LPA Entity or subsidiary.

         1.3 Resignation. Executive hereby resigns as a director, officer and/or employee of the Company and each of its affiliates, including, without limitation, LPA Holding, LPA Services Corp. and Bright Start Services Corp. and the Company hereby accepts such resignation, in each case, effective as of the date hereof.

         1.4      Severance Payments.

                  (A) In consideration of the mutual covenants and agreements set forth herein, the Company shall pay to Executive (1) during the period commencing on the date hereof and ending on December 31, 2002, severance payments at a rate equal to $380,000 per annum and (2) during the period commencing on January 1, 2003 and ending on December 31, 2007, severance payments at a rate equal to $200,000 per annum. All such payments will be paid in accordance with the Company's customary payroll practices.

                  (B) Promptly following the consummation of a Change-in-Control (as defined in the 1998 Stock Option Plan of LPA Holding, as amended (the "Plan"), in lieu of the payments under Section 1.4(A), the Company will pay to Executive in a lump sum an amount equal to all future payments which otherwise would be payable at such time to Executive pursuant to Section 1.4(A).

                  (C) Promptly following any consecutive twelve-month period where (i) Executive is receiving payments pursuant to Section 1.4(A), and (ii) the Company's EBITDA is greater than $50 million for such period, in lieu of the payments under Section 1.4(A) the Company will pay to Executive in a lump sum an amount equal to all future payments which otherwise would be payable at such time to Executive pursuant to Section 1.4(A). As used herein, "EBITDA" shall have the meaning set forth in the Employment Agreement.

                  (D) Executive shall be entitled to retain any options granted to her pursuant to the Plan which have shall have become vested options pursuant to Section 6(b) of the Plan on or prior to January 1, 2003. Such options will remain subject to the Plan. For purposes of determining the expiration of the options, Executive will be deemed to be terminated other than for Cause (as defined in the Employment Agreement) on the date hereof.

                  (E) If the Company defaults in its payment obligations under this Agreement, it shall pay to Executive in lieu of the payments under Section 1.4(A) in a lump sum an amount equal to 1.5 multiplied by all future payments which otherwise would be payable to Executive pursuant to Section 1.4(A). The foregoing sentence shall not apply (a) to the extent that the Company sets off liabilities or obligations from Executive to the Company against any of its payment obligations under this Section 1.4 or (b) if (i) the Company gives Executive notice that it intends to stop making payments to Executive because of Executive's material breach of her obligations under this Agreement or the Surviving Sections (such notice to describe with particularity the factual basis for the alleged breach), (ii) except in the case of a breach of either Section 12 of the Employment Agreement or Section 2 of this Agreement, the Company gives

Executive a 10-day period to cure such alleged breach, if such breach is curable; and (iii) a court subsequently determines either that Executive did commit such a breach or that the Company's assertion that Executive committed such breach was reasonable and in good faith.

                  (F) Any payments pursuant to this Agreement will be reduced by all amounts required by law, rule or regulation to be withheld in respect of federal, state, local and other taxes.

         1.5 COBRA. Notwithstanding anything to the contrary set forth in this Agreement, Executive shall be entitled to continue coverage to the extent required under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

2.       NON DISPARAGEMENT

         2.1 Executive. Executive shall not take any action that in any way disparages any Company Releasee (as defined below) or that is reasonably likely to cause injury to the relationship between the Company and any of its affiliates, on the one hand, and any lessor, lessee, vendor, supplier, customer, distributor, director, officer, employee, consultants, lawyers, accountant, advisor, agent, shareholder, member or partner or any other business relation or potential business relation of the Company or any of its affiliates, on the other hand. If Executive breaches this Section 2.1 then, in addition to any other rights and remedies it may have, the Company will have no obligation to make any remaining payments to Executive pursuant to this Agreement. Except as set forth in Section 4.3, this Section 2.1 shall survive any termination or revocation of this Agreement.

         2.2 Company. None of the LPA Entities, any of their subsidiaries or any of their respective officers or directors shall take any action that in any way disparages Executive or that is reasonably likely to cause injury to the relationship between Executive and any of her consultants, lawyers, accountants, advisors, or prospective or future employers. If the Company breaches this
Section 2.2 then, in addition to any other rights and remedies Executive may have, any payments due to Executive on the date of such breach pursuant to
Section 1.4(A) shall be payable in a lump sum. Except as set forth in Section 4.3, this Section 2.2 shall survive any termination or revocation of this Agreement.

3.       RELEASES.

         3.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

                  (A) "Company Releasees" means the Company and its affiliates and each of their respective directors, officers, stockholders, employees, subsidiaries, affiliates, divisions and predecessors and each of their respective past and present directors, officers, employees and agents and each of their respective successors, assigns, heirs, executors and administrators (collectively, "the Company Releasees")

                  (B) Executive, and each of her successors, assigns, heirs, executors and administrators (collectively, the "Individual Releasors").

         3.2 Executive. Each Individual Releasor, in consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, have remised, released and forever discharged, and by this Agreement do remise, release and forever discharge each Company Releasee, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships or transactions by and between the Individual Releasors and the Company Releasees, in law (including but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981 and the Worker Adjustment and Retraining Notification Act), admiralty or equity (including, but not limited to, any and all claims arising out of or in any way connected to the employment relationship, or the termination thereof, between Executive and the Company and/or any of its affiliates (including, without limitation, those arising out of the Employment Agreement, but excluding any obligations of the Company Releasees arising under this Agreement or the Surviving Provisions), and which any Individual Releasor has ever had, now has or which it hereafter can, shall or may have, whether or not now known, for upon or by any reason of any matter, cause, causes or thing whatsoever from the beginning of the world to the Effective Date. By way of example only, and not by limitation, this release includes any claim, lawsuit or cause of action with respect to (1) any Federal, state, local, foreign or other law covering discrimination, including, without limitation, those based upon race, sex, color, religion, national origin, citizenship, age, disability status, handicapped status or veteran status, alleging discrimination against myself during Executive's employment or because of Executive's termination, (2) any Federal, state, local, foreign or other law relating to notification of any plant or business closing or employee layoff,
(3) any breach of any express or implied obligation, duty or contract not to discharge except for good cause, breach of any implied covenant of good faith and fair dealing or breach of any express or implied obligation, duty or contract concerning the application of any personnel policies or procedures, (4) torts, including, without limitation, intentional or negligent infliction of emotional distress, mental anguish or mental suffering, negligence, defamation, invasion of privacy, fraud, deceit, promissory estoppel or personal injury, (5) alleged retaliation relating to being offered the consideration set forth in this Agreement on the terms set forth herein and/or (6) any other theory of recovery. This Agreement shall not affect Executive's rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver. This section is also not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment, or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act. This section also does not affect the Company's right to recover costs in connection with any claim for restitution, recoupment or setoff pursuant to the foregoing sentence, including attorneys' fees, to the extent authorized under federal or state law.

         3.3 Company. The LPA Entities and each of their subsidiaries (collectively the "Company Releasors"), in consideration of the premises contained herein and for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, have remised, released, and forever discharged, and by this Agreement do remise, release, and forever discharge Executive and each of her successors, assigns, heirs, executors, and administrators (collectively the "Executive Releasees"), of and from all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships, or transactions by and between the Company Releasors and the Executive Releasees, in law, admiralty or equity (but excluding any obligations of the Executive Releasees arising under this Agreement or the Surviving Provisions), and which any Company Releasor has ever had, now has, or which hereafter can, shall, or may, whether or not known, for upon or by any reason of any matter, cause, causes, or thing whatsoever from the beginning of the world to the Effective Date, in each case, other than to the extent relating to or arising from fraudulent conduct by Executive, which conduct has or is reasonably expected to cause damage, loss or liability to either of the LPA Entities or any of their subsidiaries. With respect to the foregoing, (i) the Company Releasors hereby acknowledge that the actions previously discussed by the Company and Executive do not constitute fraudulent conduct by Executive, (ii) the Company Releasors represent that as of the date hereof none of them are aware of any fraudulent conduct by Executive which would give rise to a claim pursuant to this Section 3.3, (iii) the Company Releasors agree that any claims for fraudulent conduct against Executive must be brought within 90 days after the filing of the Company's 10-K report for its fiscal year ended June 30, 2003, with the Securities and Exchange Commission, (iv) the Company Releasors agree that if judgment upon all claims brought by any of them against Executive for fraudulent conduct is rendered in Executive's favor, the Company will reimburse Executive's reasonable fees with respect to defending such claims promptly after such judgment becomes final and non-appealable, and (v) Executive agrees that none of the Company Releasors shall have any obligation to indemnify her for claims pursuant to Section 1.2 hereof which are successfully brought against her for fraudulent conduct.

         3.4      California Waivers.

                  (A) It is the intention of Executive and the LPA Entities in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action specified in this Section 3. In furtherance of this intention, to the extent applicable, the LPA Entities and Executive each expressly waives any and all rights and benefits conferred upon them or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE

         TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  (B) Executive and the LPA Entities each acknowledges that she and they hereafter may discover claims or facts in addition to or different from those which Executive and the LPA Entities, respectively, now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive and the LPA Entities each waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive and the LPA Entities each acknowledge that she and they understand the significance and consequence of such release and such specific waiver of SECTION 1542 to the extent applicable.

4.       KNOWING AND VOLUNTARY WAIVER; RIGHT TO CONSIDER AND REVOKE.

         4.1 Execution of this Agreement. Executive acknowledges that she has been given a period of up to twenty-one (21) days to review and consider whether to sign this Agreement. Executive was given the opportunity at any time up to and including December 17, 2002, to sign and return an acknowledgment copy of this Agreement to acknowledge her understanding of and agreement with the foregoing. After such opportunity, Executive has executed and delivered this Agreement on or prior to the date indicated in the first paragraph of this Agreement, which is at least seven days prior to the Effective Date.

         4.2 Revocation. During the seven-day period immediately following the time that Executive executes and delivers this Agreement, Executive may revoke her agreement to accept the terms hereof by indicating in writing to the Company her intention to revoke.

         4.3 Revocation. If Executive revokes this Agreement pursuant to this Section 4, then Section 1.4, Section 2 and Section 3 shall be ineffective and null and void. In such case, Executive will not be entitled to receive any of the payments or benefits offered to her under such sections.

         4.4 Consultation with Counsel. Executive acknowledges that she has consulted with an attorney prior to signing this Agreement.

5.       OTHER AGREEMENTS.

         5.1 Cooperation. Executive agrees to cooperate with and make herself reasonably available to the LPA Entities and their respective subsidiaries and/or their officers, directors and general counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information or expertise. The Company agrees to reimburse Executive for any reasonable and necessary expenses incurred by her in connection with this Section 5.

         5.2 Voting. Executive agrees to vote any shares or options to purchase shares of capital stock of LPA Holding held by her and take any other action requested by LPA Holding to

(i) nominate and elect, pursuant to Section 2.2 of the Stockholders Agreement between LPA Holding and the other parties thereto dated as of May 11, 1998, as amended (the "Stockholders Agreement"), the employee of LPA Holding designated by LPA Holding to be a member of its board of directors and (ii) amend Section
2.2 of the Stockholders Agreement as requested by LPA Holding, including, without limitation, deleting the current Section 2.2(d) in its entirety and inserting the following section in lieu thereof:

                  "if the Board consists of more than five persons, the remaining Directors shall be individuals who are not employees, directors, officers or Affiliates of the Corporation or any Stockholder thereof (each an "Independent Director") to be nominated by the Directors elected pursuant to Sections 2.2(a), 2.2(b), and 2.2(c) hereof."

                  As of the date hereof, LPA Holding hereby designates Gary Graves to be a member of its board of directors, and Executive hereby agrees to vote the options and/or shares held by her for the nomination and election of Gary Graves as a director of LPA Holding pursuant to Section 2.2 of the Stockholders Agreement and this Section 5.2.

         5.3 Leaving Statement. Promptly after the execution of this Agreement, the LPA Entities will inform the members of their respective board of directors and their employees in the Company's Chicago office that if any of them shall receive any reference request about Executive from prospective employers, such inquiries shall be directed to Gary A. Graves. Gary Graves, or his successor, shall only confirm Executive's dates of employment and last position held with the Company, and will state that no further information may be provided pursuant to Company policy.

         5.4 Electronic Mail. Promptly after the execution of this Agreement, the Company will configure Executive's electronic mail account to "auto reply" to senders from the date hereof until the 30th day hereafter that Executive is no longer employed by the Company and personal messages may be sent to her personal electronic mail address as set forth in Section 6.1 below.

6.       MISCELLANEOUS.

         6.1 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by air courier, telecopy, electronic mail (if an electronic mail address is set forth below), mail (postage prepaid), registered or certified mail, to the respective parties at:

                  in the case of Executive,

                      JUDITH A. ROGALA
                      453 Somerset Place
                      La Canada Flintridge, CA 91011
                      Electronic Mail:  JRogala111@aol.com


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                  with a copy to:

                      OUTTEN & GOLDEN LLP
                      1740 Broadway, 25th Floor
                      New York, NY  10019
                      Attention:  Wayne Outten
                      Facsimile:  (212) 977-4005
                      Electronic Mail:  wno@outtengolden.com

                  in the case of the Company,

                      LA PETITE ACADEMY, INC.
                      130 South Jefferson
                      Chicago, Illinois  60661
                      Facsimile: (312) 798-1351
                      Attention:  Chief Executive Officer

                      with a copy to:

                      O'MELVENY & MYERS LLP
                      30 Rockefeller Plaza
                      New York, New York 10112
                      Facsimile:  (212) 218-9491
                      Attention:  Adam Weinstein, Esq.
                      Electronic Mail:  aweinstein@omm.com

         or to such other address as a party shall have given to the other parties. Any such notice or other communication shall be deemed effective upon the earliest to occur of (i) actual delivery, (ii) transmission by electronic mail or facsimile if such transmission is on a business day and, if such transmission is not on a business day, the first business day following such transmission, (iii) one business day after shipment by air courier as aforesaid, or (iv) three business days after mailing as aforesaid.

         6.2 Governing Law; Jurisdiction. This Agreement shall be governed by the internal laws of the State of New York, without regard to principles of conflicts of law. Any action or proceeding to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereto consent to the jurisdiction of such courts (and of the appropriate appellate court) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the proceeding sense may be served upon any party anywhere in the world. In the event of any dispute relating to the terms of this Agreement, a court will be entitled to award reasonable attorneys' fees to the party in whose favor a judgment is rendered. Such attorneys' fees will be payable if and when such judgment becomes final and non-appealable.


8

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         6.3      No Claim Filed And No Assignment Of Claims. Each party
represents and warrants that neither it nor any of its representatives has filed, or will file, any complaints, charges or lawsuits with any court or government agency (or arbitration forum) arising out of or relating to any claims being released by such party in this Agreement. Each party further represents and warrants that neither it nor any of its representatives has assigned or transferred, or will assign or transfer, to any other person other than the Company any of the released matters set forth in this Agreement, and that it will defend, indemnify and hold harmless the Company Releasees (in the case of Executive) and Executive Releasees (in the case of the Company) from and against any claim (including, without limitation, the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

         6.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of each Company, but neither this Agreement nor any rights or benefits hereunder shall be assignable or otherwise subject to hypothecation by Executive.

         6.5 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the affiliates, officers, employees, agents, successors and assigns of the parties hereto.

         6.6 Separability; Enforcement. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect. Executive and the LPA Entities agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any provision of such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure the LPA Entities. Accordingly, the LPA Entities or any of their affiliates may, in addition to pursuing any other remedies they may have in law (including, without limitation, collecting damages) or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

         6.7 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 6.7 are in addition to the survivorship provisions of any other section of this Agreement.

         6.8 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which such counterpart shall be deemed to be an original instrument, but all of which together shall constitute one agreement.

         6.9 Entire Agreement. This Agreement and the Surviving Sections reflect the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and replace and supercede any prior agreements relating to the subject matter hereof and thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to become effective as of the date indicated above.

                                 LA PETITE ACADEMY, INC.


                                 By:  /s/ Gary A. Graves
                                      ------------------------------
                                      Name: Gary A. Graves
                                      Title: Chief Operating Officer

                                 LPA HOLDING CORP.


                                 By:  /s/ Gary A. Graves
                                      ------------------------------
                                      Name: Gary A. Graves
                                      Title: Chief Operating Officer



                                 /s/ Judith A. Rogala         December 11, 2002
                                 ----------------------------------------------
                                 JUDITH A. ROGALA                      DATE



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                                 ACKNOWLEDGEMENT


                  I acknowledge and represent to LA PETITE ACADEMY, INC. and its affiliates that I have had an opportunity to consult with attorneys and other advisers of my choosing regarding this Separation Agreement, that I have reviewed all of the terms of this Separation Agreement and that I fully understand all of its provisions, including, without limitation, the general release and waiver set forth in the Separation Agreement. As my free and voluntary act, by signing below, I am agreeing to all of the terms of this Separation Agreement and I intend to be legally bound thereby.




                                 /s/ Judith A. Rogala          December 11, 2002
                                 -----------------------------------------------
                                 JUDITH A. ROGALA                       DATE